Exhibit 99.1

July 31, 2018

Earnings Report – June 30, 2018

Dear Shareholders:

We are pleased to announce earnings for your company.  Year-to-date net income was $6.22 million for the period ending June 30, 2018 compared to $5.55 million for the period ending June 30, 2017, reflecting an increase of 12.1%.  Year-to-date diluted earnings per share was $2.09, and $1.87 for June 30, 2018 and 2017, respectively.  Total assets were $1.05 billion as of June 30, 2018 compared to $1.02 billion as of June 30, 2017.

The increase in year-to-date net income from prior year was driven by the following factors:  an increase in net interest income primarily due to larger average security and loan balances, a decrease in provision for loan loss expense due to a modest increase in loan balances, strong asset quality, and year-to-date recoveries, combined with lower tax expense based on the Tax Cuts and Jobs Act signed on December 22, 2017.  In the first quarter of 2017, we recorded a gain on the sale of our downtown Winchester branch building, which resulted in an approximate $1.2 million benefit to non-interest income.  Absent the one-time non-recurring gain in 2017, income before taxes would have been 24% higher in 2018 compared to 2017.

As indicated above, the recent tax changes have reduced our effective tax rate and have provided an opportunity to invest for continued growth.  Recent examples of investment include our expansion of debit and credit card customer service support to 24 hours a day, 365 days a year.  This service went live in March and has been well received.  In addition, effective April 1, we expanded our office space at our Lexington Vine Street branch to accommodate more business development officers in the lending and wealth management areas.  In May, we rolled out a fraud text alert service to improve customer security.  In July, we removed our transaction fee for mobile deposits, thus improving customer convenience and experience.  We will continue to identify ways to invest the tax savings in our four main stakeholder groups – shareholders, customers, employees, and communities.

Included in the balance sheet change was a fourth quarter 2017 decrease in trading assets of $5.7 million and a first quarter 2018 increase in Bank Owned Life Insurance (BOLI) of $10.0 million.  Trading assets were replaced with a historically more stable investment product in BOLI, due to the expected consistent yield returns and to reduce the previous volatility in the trading portfolio.  The investment in BOLI is intended to assist in offsetting general employee compensation and benefit expenses, as well as provide a nominal split-dollar benefit to the participating employees.

We are pleased with core earnings in the first half of 2018 and remain optimistic about the rest of the year.  Loan demand remains stable in the markets we serve, but competition is extremely high both in terms of rate and structure.  We will continue to pursue opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees.  As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	6/30/2018	6/30/2017	Change

Assets
Cash & Due From Banks	$28,765	$15,328	87.7%
Federal Funds Sold	5	809	(99.4)
Interest Bearing Time Deposits	1,785	5,009	(64.4)
Securities	290,504	297,786	(2.4)
Trading Assets	—	5,702	(100.0)
Loans Held for Sale	2,005	1,917	4.6
Loans	668,778	650,657	2.8
Reserve for Loan Losses	8,184	7,958	2.8
Net Loans	660,594	642,699	2.8
Bank Owned Life Insurance	10,075	—	n/m
Other Assets	53,374	51,642	3.4
Total Assets	$1,047,107	$1,020,892	2.6%

Liabilities & Stockholders' Equity
Deposits
Demand	$238,033	$216,833	9.8%
Savings & Interest Checking	405,371	376,956	7.5
Certificates of Deposit	159,078	190,183	(16.4)
Total Deposits	802,482	783,972	2.4
Repurchase Agreements	9,120	23,950	(61.9)
Other Borrowed Funds	128,580	99,899	28.7
Other Liabilities	6,436	14,226	(54.8)
Total Liabilities	946,618	922,047	2.7
Stockholders' Equity	100,489	98,845	1.7
Total Liabilities & Stockholders' Equity	$1,047,107	$1,020,892	2.6%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Six Months Ending			Three Months Ending
			Percentage			Percentage
	6/30/2018	6/30/2017	Change	6/30/2018	6/30/2017	Change
Interest Income	$20,770	$18,960	9.5%	$10,550	$9,584	10.1%
Interest Expense	2,943	2,421	21.6	1,517	1,223	24.0
Net Interest Income	17,827	16,539	7.8	9,033	8,361	8.0
Loan Loss Provision	250	550	(54.5)	250	200	25.0
Net Interest Income After Provision	17,577	15,989	9.9	8,783	8,161	7.6
Other Income	6,359	7,645	(16.8)	3,308	3,295	0.4
Other Expenses	16,874	16,735	0.8	8,584	8,549	0.4
Income Before Taxes	7,062	6,899	2.4	3,507	2,907	20.6
Income Taxes	846	1,352	(37.4)	439	497	(11.7)
Net Income	$6,216	$5,547	12.1%	$3,068	$2,410	27.3%
Net Change in Unrealized Gain (Loss) on Securities	(4,363)	2,169	(301.2)	(966)	1,433	(167.4)
Comprehensive Income (Loss)	$1,853	$7,716	(76.0)%	$2,102	$3,843	(45.3)%

Selected Ratios
Return on Average Assets	1.19%	1.06%		1.17%	0.93%
Return on Average Equity	12.53	11.57		12.34	9.81

Earnings Per Share	$2.09	$1.87		$1.03	$0.81
Earnings Per Share - assuming dilution	2.09	1.87		1.03	0.81
Cash Dividends Per Share	0.62	0.58		0.31	0.29
Book Value Per Share	33.74	33.26

Market Price	High	Low	Close
Second Quarter '18	$50.10	$46.05	$50.10
First Quarter '18	$49.00	$45.85	$46.30